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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                    TO BYLAWS

         The undersigned hereby certifies that the following are amendments to the Bylaws of Ace Cash Express, Inc. (the "Corporation"), adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors duly called and held on December 22, 1999:

         RESOLVED FURTHER, that Section 1 of Article V of the Bylaws be amended, effective as of January 3, 2000, to read in its entirety as follows:

                           Section 1. General. The elected officers of the
                  Corporation shall be a President and a Secretary. The Board of Directors may also elect or appoint a Chairman of the Board, a Chief Executive Officer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers as may be deemed necessary, all of whom shall also be officers. Two or more offices may be held by the same person.

         RESOLVED FURTHER, that Sections 3 and 4 of Article V of the Bylaws be deleted and replaced in their entirety, effective as of January 3, 2000, by the following:

                           Section 3. Chairman of the Board. The Board of
                  Directors may elect or appoint, from among its members, a Chairman of the Board. The Chairman of the Board (if any), when present, shall preside at all meetings of the shareholders and of the Board of Directors of the Corporation. The Chairman of the Board shall perform, under the direction and subject to the control of the Board of Directors, all duties incident to the office of the Chairman of the Board and such other duties as the Board of Directors may assign to him from time to time. The Chairman of the Board may sign stock certificates representing shares of the Corporation.

                           Section 3A. Chief Executive Officer. The Chief
                  Executive Officer of the Corporation, subject to the provisions of these Bylaws, shall have general supervision of the affairs of the Corporation and shall have general and active control of all its business. In the absence of the Chairman of the Board (if any), he may preside, when present, at all meetings of the shareholders (including the holders of any class of shares of the Corporation) and of the Board of Directors of the Corporation. He shall see that all orders and resolutions of the Board of Directors and the shareholders are carried into effect. He shall have general authority to execute bonds, deeds and contracts in the name of the Corporation and affix the corporate seal (if any) thereto; to sign stock certificates; to cause the employment or appointment of such employees and agents of the Corporation as the proper conduct of operations may require, and to fix their compensation, subject to the provisions of these Bylaws; to remove or suspend any employee or agent who shall have been employed or appointed under his authority or under authority of an officer subordinate to him; to suspend for cause, pending final action by the authority which shall have elected or appointed him, any officer subordinate to the Chief Executive Officer; and, in general, to exercise all the powers and authority usually appertaining to the chief executive officer of a corporation, except as otherwise provided in these Bylaws.

                           Section 4. President. In the absence of a Chairman of
                  the Board or a Chief Executive Officer, the President shall be the ranking and Chief Executive Officer of the Corporation, and shall have the rights and powers, and the duties and responsibilities, of the Chairman of the Board and the Chief Executive Officer. The President shall be the Chief Operating Officer of the Corporation and as such shall have, subject to review and approval of the Board of Directors and the Chairman of the Board (if any) and the Chief Executive Officer (if any), the responsibility for the operations of the Corporation and the authority of the Chairman of the Board and the Chief Executive Officer.


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         RESOLVED FURTHER, that Section 1 of Article VI of the Bylaws be amended, effective as of January 3, 2000, to read in its entirety as follows:

                           Section 1. Form of Certificates. The Corporation
                  shall deliver certificates representing all shares to which shareholders are entitled. Certificates representing shares of the Corporation shall be in such form as shall be approved and adopted by the Board of Directors and shall be numbered consecutively and entered in the share transfer records of the Corporation as they are issued. Each certificate shall state on the face thereof that the Corporation is organized under the laws of the State of Texas, the name of the registered holder, the number and class of shares, and the designation of the series (if any) which the certificate represents, and either the par value of the shares or a statement that the shares are without par value. Each certificate shall also set forth on the back thereof a full or summary statement of matters required by the Act or the Articles of Incorporation to be described on certificates representing shares, and shall contain a conspicuous statement on the face thereof referring to the matters set forth on the back thereof. Certificates shall be signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President and by the Secretary or any Assistant Secretary, and may be sealed with the seal of the Corporation (if any). Either the seal of the Corporation (if any) or the signatures of the Corporation's officers, or both, may be facsimiles. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Corporation or its agents, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed the certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.




          ----------------------------       -----------------------------------
          Debra A. Bradford, Secretary